EXECUTION COPY

FORM N-PORT AND FORM N-CEN SERVICES AGREEMENT

This Form N-Port and Form N-CEN Services Agreement (“Agreement”) dated and effective as of December 20, 2017, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Service Provider”), and Weitz Investment Management, Inc., a Nebraska corporation (the “Administrator”).

WHEREAS, The Weitz Funds (the “Trust”) is an open-end management investment company currently comprised of  multiple series as set forth on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Funds; and

WHEREAS, the Administrator desires to retain Service Provider to furnish certain administrative services to the Funds, and the Service Provider is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Appointment of Service Provider

The Administrator hereby appoints the Service Provider to act as service provider with respect to the Trust for purposes of providing certain services for the period and on the terms set forth in this Agreement.  The Service Provider accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement.  In the event that the Trust establishes one or more additional Fund(s) with respect to which the Administrator wishes to retain the Service Provider to act as service provider hereunder, the Administrator shall notify the Service Provider in writing and the Administrator shall execute an amendment to this Agreement adding such additional Fund(s) hereto.  Upon written acceptance by the Service Provider, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such Fund in writing by the Administrator and the Service Provider at the time of the addition of such Fund.

2.             Delivery of Documents

The Administrator will promptly deliver to the Service Provider copies of each of the following documents with respect to the Trust and/or the Administrator and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.
The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the Board of Directors of the Administrator (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Service Provider pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Service Provider may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.            Representations and Warranties of the Service Provider

The Service Provider represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Service Provider’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Service Provider or any law or regulation applicable to it.

4.             Representations and Warranties of the Administrator

The Administrator represents and warrants to the Service Provider that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the it or any law or regulation applicable to it; and

f.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

Where information provided by the Administrator, the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Service Provider, and as required for the Service Provider to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Service Provider may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information, may be accessed by national security authorities, law enforcement and courts.  The Service Provider shall be kept indemnified by and be without liability to the Administrator or the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Trust:

(1)	The Trust is a business trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.	Services

The Service Provider shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator or the Trust and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Service Provider.

The Service Provider shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Service Provider’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Service Provider shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	Compensation of Service Provider; Expense Reimbursement; Trust Expenses

The Service Provider shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Service Provider.

The Administrator agrees promptly to reimburse the Service Provider for any equipment and supplies specially ordered by or for the Trust through the Service Provider and for any other expenses not contemplated by this Agreement that the Service Provider may incur on the Administrator’s or Trust’s behalf or at the Administrator’s or Trust’s request or with the Administrator’s or Trust’s consent.

The Administrator acknowledges and agrees that the Administrator and/or the Trust, as the case may be, will bear all expenses that are incurred in its and the Trust’s operation and not specifically assumed by the Service Provider  For the avoidance of doubt, Trust expenses not assumed by the

Service Provider include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Service Provider under this Agreement); cost of any services contracted for by the Administrator or the Trust directly from parties other than the Service Provider; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.             Instructions and Advice

At any time, the Service Provider may apply to any officer of the Administrator or the Trust or his or her designee for instructions or the independent accountants for the Administrator or Trust, with respect to any matter arising in connection with the services to be performed by the Service Provider under this Agreement.  The Service Provider shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Administrator or the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Service Provider shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons.  The Service Provider shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator or the Trust .  Nothing in this section shall be construed as imposing upon the Service Provider any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             Limitation of Liability and Indemnification

The Service Provider shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Service Provider shall have no liability in respect of any loss, damage or expense suffered by the

Administrator insofar as such loss, damage or expense arises from the performance of the Service Provider’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Service Provider prior to the Service Provider’s appointment as Service Provider for the Administrator.  The Service Provider shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Service Provider, its officers or employees.  The Service Provider shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, the Service Provider’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Service Provider’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Service Provider for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis.

The Service Provider shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Service Provider and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Service Provider resulting from any claim, demand, action or suit in connection with the Service Provider’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or the Trust or upon reasonable reliance on information or records given or made by the Administrator or the Trust or the Trust’s investment adviser, provided that this indemnification shall not apply to actions or omissions of the Service Provider, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             Confidentiality

All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential.  Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.  The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Service Provider or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.           Use of Data

(a)      In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Service Provider (which term for purposes of this Section 10 includes each of its parent company, braches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator and the Service Provider or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)      Subject to paragraph (c) below, the Service Provider and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Administrator and the Service Provider or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund, and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Administrator otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Service Provider and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund.  The Administrator agrees that Service Provider and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Service Provider’s compensation for services under this Agreement or such other agreement, and the Service Provider and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Administrator or the Trust/Fund.

(c)      Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Service Provider and its Affiliates under this Agreement and applicable law.  The Service Provider shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.          Compliance with Governmental Rules and Regulations; Records

The Administrator acknowledges that the Administrator and Trust assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to each respectively.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Service Provider agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13.  The Service Provider further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Service Provider.  In the event that the Service Provider is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Trust by state or federal regulatory agencies, to produce the records of the Administrator or Trust or the Service Provider’s personnel as witnesses or deponents, the Administrator agrees to pay the Service Provider for the Service Provider’s time and expenses, as well as the fees and expenses of the Service Provider’s counsel incurred in such production.

12.           Services Not Exclusive

The services of the Service Provider are not to be deemed exclusive, and the Service Provider shall be free to render similar services to others.  The Service Provider shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator or the Trust from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator or the Trust.

13.           Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending December 31, 2020 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Administrator shall pay Service Provider its compensation due and shall reimburse Service Provider for its costs, expenses and disbursements.
Notwithstanding the first two sentences of this Section 13, the Administrator agrees to be bound to receive from Service Provider the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least twelve (12) months, with such twelve month period starting on the first day of the first required filing month for Form N-PORT.  The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the “Initial Term” and “Renewal Term” provisions of this Section 13 will apply to the Form N-PORT and Form N-CEN Services in the same way as such provisions apply to all other services under the Agreement.

In the event of: (i) the Administrator’s termination of this Agreement with respect to one Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Service Provider is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Administrator shall pay the Service Provider its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Service Provider with respect to the Trust or such Fund) and shall reimburse the Service Provider for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, the Service Provider will deliver the Trust’s or such Fund’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where the Service Provider is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.           Employment of Others

The Service Provider shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Administrator. The Service Provider shall be responsible for the acts and omissions of any such Delegate so employed as if the Service Provider had committed such acts and omissions itself.  The Service Provider shall be responsible for the compensation of its Delegates.

15.          Interpretive and Additional Provisions

In connection with the operation of the Agreement, the Service Provider and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additions provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.           Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Administrator:

The Weitz Funds
c/o Weitz Investment Management, Inc.
1125 S 103rd Street
Suite 200
Omaha NE 68124,
Attn: General Counsel
Telephone: 402 391-1980
Facsimile: 402 393-6495

If to the Service Provider:

State Street Bank and Trust Company
Channel Center
1 Iron Street
Boston, MA 02169
Attention: Danielle J Adamson
Telephone:  617-662-0922

with a copy to:

State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA  02110
Attention:  Senior Vice President and Senior Managing Counsel

17.           Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.           Assignment

This Agreement may not be assigned by (a) the Administrator without the written consent of the Service Provider or (b) the Service Provider without the written consent of the Administrator, except that the Service Provider may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Service Provider.

19.           Successors

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Service Provider and their respective successors and permitted assigns.

20.           Data Protection

The Service Provider shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Service Provider receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.           Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy.  Any waiver must be in writing signed by the waiving party.

23.          Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.           Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.          Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.          Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same

Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

EXECUTION COPY
 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

WEITZ INVESTMENT MANAGEMENT, INC.

By:       /s/ Kenneth Stoll
Name:  Kenneth Stoll
Title:    President

STATE STREET BANK AND TRUST COMPANY

By:        /s/ Andrew Erickson
Name:  Andrew Erickson
Title:    Executive Vice President

FORM N-PORT AND FORM N-CEN
SERVICES AGREEMENT

SCHEDULE A

THE WEITZ FUNDS
Listing of Funds

SSC Fund #	Account Name
WEZA	Value Fund
WEZB	Partners Value Fund
WEZD	Partners III Opportunity Fund
WEZF	Hickory Fund
WEZG	Balanced Fund
WEZH	Core Plus Income Fund
WEZI	Short Duration Income Fund
WEZJ	Nebraska Tax-Free Income Fund
WEZL	Ultra Short Government Fund

A-1

FORM N-PORT AND FORM N-CEN
SERVICES AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Form N-PORT and Form N-CEN Support Services and Liquidity Risk Measurement Services as described in Schedule B6 attached hereto

FORM N-PORT AND FORM N-CENSERVICES AGREEMENT

EXHIBIT 1

Schedule B6

Trust Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B, the “Services”)

(a)           Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•
Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Administrator (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information with respect to the Trust), the Service Provider will use required data, documentation, assumptions, information and assistance from the Administrator, the Service Provider’s internal systems and, in the case of trusts or funds not administered by the Service Provider or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below)  (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator and (ii) annual updates of Form N-CEN for review and approval by the Administrator.

•	The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•
Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of the Administrator and on behalf of each Trust, the Service Provider will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided with respect to the Trust and each Fund as set forth in the attached Annex 1, which shall be executed by the Service Provider and the Administrator.  The Form N-CEN Services will be provided with respect to the Trust as set forth in the attached Annex 1.  Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

(b)           Quarterly Portfolio of Investments Services:  [Not Applicable.]

(c)           Liquidity Risk Measurement Services:

•        The Service Provider will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) with respect to the Trust:

•        As applicable, the Service Provider will provide the Trust with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis.   Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between the Service Provider and the Administrator) and, as applicable, aggregated monthly for purposes of inclusion in the Service Provider’s standard N-PORT filing template.  Services also will include the Service Provider’s standard liquidity Trust profile report and online access to the Service Provider’s dynamic risk reporting tools via my.statestreet.com which enable trusts to analyze and generate risk reporting.

•        The Liquidity Risk Measurement Services will be provided with respect to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Service Provider and the Administrator.  Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

Administrator Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Liquidity Risk Measurement Services.

The provision of the Services to the Administrator by the Service Provider is subject to the following terms and conditions:

1.        The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data, (ii) information concerning the Trust or its affiliates or any Trust, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Service Provider or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Service Provider (“Service Provider Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”).  The Service Provider’s obligations, responsibilities and liabilities with respect to any Service Provider Data used in connection with other services provided hereunder with respect to the Trust shall be as provided in such respective other agreements between the Service Provider or its affiliates and Administrator and/or the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the Service Provider Data is derived or sourced (“Other Trust Agreements”).  Nothing in this Agreement or any service schedule(s) shall limit or modify the Service Provider’s or its affiliates’ obligations to the Administrator or with respect to the Trust under the Other Trust Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and the Liquidity Risk Measurement Services by the Service Provider, the Administrator, for itself and on behalf of the Trust, acknowledges and agrees that it will be responsible for providing the Service Provider with any information requested by the Service Provider, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including Service Provider Data, where applicable) and related information to the Service Provider, in formats compatible with Service Provider-provided data templates including, without limitation, Required Data and the information and assumptions required by the Service Provider in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Service Provider, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Service Provider for such purposes from time to time, for all Trusts received under services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including, without limitation, arranging for the provision of data from third party administrators, prime brokers, custodians, the Trust, its affiliates, and other relevant parties by instruction to the third party from the Administrator, or as otherwise required by the third party.  If and to the extent that Trust data is already accessible to the Service Provider (or any of its affiliates) in its capacity as administrator to one or more Trusts, State Street and the Administrator will agree on the scope of the information to be extracted from the Service Provider’s or any of its affiliate’s systems for purposes of the Service Provider’s provision of the Services, subject to the discretion of the Service Provider, and the Service Provider is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Service Provider to provide the Services.

The following are examples of certain types of information that the Administrator is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Trust (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.        The Administrator acknowledges that it has provided to the Service Provider all material assumptions used by the Administrator or that are expected to be used by the Administrator in connection with the completion of Form N-PORT and Form N-CEN, and the provision of Liquidity Risk Measurement Services, and that it has approved all material assumptions used by the Service Provider in the provision of the Services prior to the first use of the Services.  The Administrator will also be responsible for promptly notifying the Service Provider of any changes in any such material assumptions previously notified to the Service Provider by the Administrator or otherwise previously approved by the Administrator in connection with the Service Provider’s provision of the Services.  The Administrator  acknowledges that the completion of Form N-PORT and Form N-CEN, and the provision of Liquidity Risk Measurement Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Service Provider in performing the Services; and
•	Assumptions specific to the Trust.

The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or the Service Provider on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

 3.        The Administrator acknowledges and agrees on the following matters:

(A)      The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Administrator has determined that the Services are suitable for its purposes.  None of the Service Provider or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Service Provider, “Service Provider Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)       The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.  The Service Provider is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Service Provider is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Service Provider makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Service Provider has no obligation of compliance with respect thereto.

(C)       The Administrator may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Service Provider in connection with the Services and provided by the Service Provider to the Administrator or with respect to the Trust (“Materials”) (a) for the internal business purposes of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable.  The Administrator may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Administrator (each a “Permitted Person”); provided, however, (i) neither the Administrator nor the Trust may charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) neither the Administrator nor the Trust may use the Services or Materials in any way to compete or enable any third party to compete with the Service Provider.  No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Administrator, the Trust, any of their affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust, or any Trust Entity (as defined below) or any Permitted Persons (collectively, including the Administrator, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any Service Provider Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data).  Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)       The Administrator shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)       The Services, the Materials and all confidential information of the Service Provider (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Service Provider.  The Administrator has no rights or interests with respect to all or any part of the Services, the Materials or the Service Provider’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein.  The Administrator, for itself and on behalf of the Trust, automatically and irrevocably assigns to the Service Provider any right, title or interest that any of them has, or may be deemed to have, in the Services, the Materials or the Service Provider’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Service Provider (collectively, “Feedback”) and the Service Provider Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator or the Trust.

(F)       The Service Provider may rely on Services-Related Data used in connection with the Services without independent verification.  Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

ANNEX I

THE WEITZ FUNDS

Further to the Form N-PORT and Form N-CEN Services Agreement dated as of December 20, 2017, between Weitz, Inc. (the “Administrator”) and State Street Bank and Trust Company (the “Service Provider”), the Funds and the Service Provider mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Liquidity Risk Measurement Services	FREQUENCY
Value Fund Partners Value Fund Partners III Opportunity Fund Hickory Fund Balanced Fund Core Plus Income Fund Short Duration Income Fund Nebraska Tax-Free Income Fund Ultra Short Government Fund	Monthly

Form N-PORT Services	Service Type
THE WEITZ FUNDS
Value Fund Partners Value Fund Partners III Opportunity Fund Hickory Fund Balanced Fund Core Plus Income Fund Short Duration Income Fund Nebraska Tax-Free Income Fund Ultra Short Government Fund	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)

Form N-CEN Services
THE WEITZ FUNDS

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

WEITZ INVESTMENT MANAGEMENT, INC.

By:         /s/ Kenneth Stoll
Name:   Kenneth Stoll
Title:     President

Date:     December 21, 2017

STATE STREET BANK AND TRUST COMPANY

By:         /s/ Andrew Erickson
Name:   Andrew Erickson
Title:     Executive Vice President

Date:     December 21, 2017

State Street Bank and Trust Company
Weitz Funds
Confidential Fee Schedule
December 20, 2017

N-PORT Services and Liquidity Risk Measurement Services

Reference is hereby made to the Form N-PORT and Form N-CEN Services Agreement dated as of December 20, 2017, by and between State Street Bank and Trust Company (“State Street”) and Weitz Investment Management, Inc. ("the Administrator") (the “Services Agreement,” as the same may be amended, supplemented, restated or otherwise modified from time to time). The parties have entered into this fee schedule (“Fee Schedule”) as of December 20, 2017 (i) with effect as to N-PORT Services as of the N-PORT Services Effective Date1 and (ii) with effect as to Liquidity Risk Measurement Services as of the Liquidity Risk Measurement Services Effective Date2 in order to memorialize their agreement on the compensation to be paid by the Administrator to State Street for the performance of the services specified in the Services Agreement (the “Services”). This Fee Schedule shall be subject to the terms and conditions of the Services Agreement as if it were a part thereof. Unless otherwise agreed by the parties, this Fee Schedule shall apply to the provision of the Services to the Administrator which is a party or is otherwise subject to the Services Agreement from time to time. In the event of any conflict between the terms of the Services Agreement and the terms of this Fee Schedule relating to fees, charges, expenses or other financial terms, the terms of this Fee Schedule shall control.  Unless otherwise defined, capitalized terms used herein shall have the meaning given to them in the Services Agreement, as the context requires.

I.	N-PORT and Liquidity Risk Measurement Services and Fees

A.            N-PORT Services

In consideration for the provision of the N-PORT Services by State Street pursuant to the Services Agreement and the discharge of its other obligations thereunder, the Administrator shall be obligated to pay State Street the fees and charges set forth in this Section I A, together with any applicable fees and charges payable under Sections II, III and IV below. The Administrator shall pay a fee equal to the N-PORT Service Fee.3

N-PORT Service Fee - Standard N-PORT Reporting Solution (Data and Filing)	$14,000 (per Fund / per year)

N-PORT Services Onboarding Fee

Execution of both an N-PORT Fee Schedule and a Services Agreement for N-PORT Services (including Annex 1 to Schedule B6) from June 1 – December 31, 2017	No onboarding fee per Fund
Execution of both an N-PORT Fee Schedule and a Services Agreement for N-PORT Services (including Annex 1 to Schedule B6) after December 31, 2017	$2,000 onboarding fee per Fund

Regulatory Implementation Discount4

Standard N-PORT Reporting Solution (Data and Filing)	10%

B.	Liquidity Risk Measurement Services

In consideration for the provision of the Liquidity Risk Measurement Services by State Street pursuant to the Services Agreement and the discharge of its other obligations thereunder, the Administrator shall be obligated to pay State Street the fees and charges set forth in this Section I B, together with any applicable fees and charges payable under Sections II, III and IV below. The Administrator shall pay a fee equal to the Liquidity Risk Measurement Services Fee and the Liquidity Risk Measurement Services System Access Fees.5

	Frequency – Daily	Frequency – Weekly	Frequency - Monthly
Liquidity Risk Measurement Services Per Fund/Per Annum	$5,500	$4,500	$3,500
Implementation Fee[6] Per Fund $ 0

Liquidity Risk Measurement Services System Access Fees
5 Users[7] Included $5,000 per additional User

II.	Additional Product Service Fees

In addition to any other fees, charges or expenses that may be payable under this Fee Schedule, the Administrator shall be obligated to pay State Street the fees and charges set forth in this Section II, as applicable, based on usage of the listed product or service in connection with the Services.8

• Custom or Manual Reports (per report/per annum)[9]	$1,000
• Development of standard or customized programming or transmissions[10]	$150 per hour
• Vendor oversight and/or due diligence requests (including questionnaires) (per request/ questionnaire /visit)	TBD

III.	Out of Pocket Expenses

Out-of-pocket expenses incurred by State Street on behalf of the Administrator in connection with the performance of the Services will be passed through to the Administrator each month, including, but not limited to, the following expenses:

•	Courier or Overnight Delivery (plus $1 handling fee)
•	Reasonable External Legal Expenses[11]
•	Travel, including transportation, meals and lodging, for Fund Board Meeting attendance and other business related travel at a Fund’s request
•	Cost of responding to third party subpoenas and/or regulatory inquires related to the Administrator, the Funds or the Funds’ investment adviser(s) or manager(s) (plus a fee of $5,000 per subpoena12)

Out-of-pocket expenses incurred by State Street will be billed to the Administrator based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Funds.

2

IV.	Additional Services

In the event the Administrator requests that State Street (i) provide new or additional services not otherwise expressly required by the Services Agreement, (ii) modify or otherwise change the Services (including, but not limited to, the elements and/or frequency of any task or function performed as part of the Services), (iii) change the means or manner in which the Services are provided, (iv) change the location from or to which the Services are performed or (v) support or handle any non-standard, one-off or special activities, State Street shall be entitled to additional compensation (to be mutually agreed with the Administrator) as a condition to its agreement to implement any such request. For avoidance of doubt, the terms of this Section IV apply, without limitation, to material changes in the legal or regulatory requirements applicable to one or more of the Funds or material changes in the legal, tax or regulatory elections or status of one or more of the Funds which result in changes to the service requirements of such Fund(s).

V.	Assumptions

The Administrator acknowledges that the overall fee structure set forth in this Fee Schedule has been agreed by the parties based on information provided by the Administrator and on the basis of certain mutually agreed assumptions which have been set forth in a separate written Projected Business Profile. In the event that the assumptions set forth in the Projected Business Profile prove to be inaccurate, including, but not limited to, if the gross revenue derived from the overall commercial relationship between State Street and the Administrator is materially lower than what the Parties agreed would be a reasonable assumption at the time the Services Agreement was executed, the Parties agree to negotiate an adjustment to such fee structure in good faith.

VI.	Confidentiality

This Fee Schedule constitutes confidential information of the Parties under the terms of the Services Agreement and shall not be disclosed to any legal or natural person except as expressly permitted thereunder.

VII.	Payment of Fees

The service fees, charges and reimbursable expenses payable under this Fee Schedule will be invoiced to the Administrator on a monthly basis and the applicable amounts due will be automatically debited from the Administrator's demand deposit account five (5) business days after the date of the invoice. Unless otherwise expressly stated, yearly fees will be invoiced in twelve monthly installments as part of the standard invoicing process.

VIII.	Term

This Fee Schedule shall become effective with respect to N-PORT Services as of the N-PORT Services Effective Date and with respect to Liquidity Risk Measurement Services as of the Liquidity Risk Measurement Services Effective Date, as applicable, shall remain in effect for an initial period of three (3) years from the later of the N-PORT Services Effective Date and the Liquidity Risk Measurement Services Effective Date, and shall automatically renew for successive one-year periods from year to year thereafter, unless otherwise modified or terminated in accordance with the terms of the Services Agreement.

[Remainder of Page Intentionally Blank]

3

EXECUTION PAGE

IN WITNESS WHEREOF, the Parties hereto have executed this Fee Agreement as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

               /s/ Andrew Erickson
Name:   Andrew Erickson
Title:     Executive Vice President

WEITZ INVESTMENT MANAGEMENT, INC.
On behalf of each of the Funds

              /s/ Kenneth Stoll
Name:   Kenneth R. Stoll
Title:     President

4

Explanatory Notes

1 Unless otherwise agreed by the parties, all annual N-PORT Service Fees will commence and be billed to each Administrator in the first month in which Form N-PORT obligations become effective (the “First Obligation Month.”)  The N-PORT Services Effective Date shall, unless otherwise agreed by the parties, commence on the first date of the First Obligation Month for N-PORT.

2 The Liquidity Risk Measurement Services Effective Date is the earlier of the Implementation Date (as defined below) or the Liquidity Risk Measurement Deliverable Date (as defined below).

3Annual N-PORT Service Fees will be billed to the Administrator monthly, pro rata.  N-PORT Services onboarding fees will be billed in their entirety to the Administrator during the First Obligation Month.

4 Should a Fund be eligible for a discount for N-PORT Services Fees, such discount will be applied monthly, pro rata, solely to the eligible Fund’s annual fee for the period from first day of the First Obligation Month, and will continue until terminated at the end of the last month prior to the month in which an N-PORT Filing is first required to be made.

5 Unless otherwise agreed by the parties, all annual Liquidity Risk Measurement Services Fees (including, if applicable, fees for daily, weekly, and monthly Liquidity Risk Measurement Services), will commence and be billed to the Administrator during the first month in which a Liquidity Risk Measurement Services product is delivered to a Fund (the “Liquidity Risk Measurement Deliverable Date”).   Annual Liquidity Risk Measurement Services will be billed to the Administrator monthly, pro rata.

6 Liquidity Risk Measurement Services Implementation Fees will be billed in their entirety to the Administrator during the first month that State Street provides implementation services to a Fund (the “Implementation Date”).

7 System access to State Street’s online risk reporting interface, truView® includes up to 5 users per Fund.  Additional users will incur a rate of $5,000 per user per year.

8 Additional Product Service Fees. The Additional Product Service Fees and charges do not constitute out-of-pocket or pass-through expenses (i.e., they include a mark-up and/or overhead cost allocation). Changes to the Additional Product Service Fees and additional fees and charges of a similar nature or type may be implemented by State Street upon 90 day’s written notice, subject to agreement between State Street and the Administrator.

9 Custom or Manual Reports (per report). Stated fee applies to the one time or recurring creation and distribution of ad-hoc or custom reporting by a State Street employee.

10 Customized Programming or Transmissions. State Street will charge the stated hourly rate for the implementation of any Administrator-requested customized programming or transmissions.

11 Reasonable External Legal Expenses. Reasonable external legal expenses incurred by State Street will be charged to the Administrator as a reimbursable out-of-pocket expense in circumstances permitted by the Services Agreement or as otherwise agreed by State Street and the Administrator.

12 Cost of responding to third party subpoenas and/or regulatory inquires. The fee of $5,000 is not an out-of-pocket or pass-through expense and is intended to defray internal costs that may be associated with responding to third party subpoenas and/or regulatory inquires. These costs typically include, without limitation, the cost of management and staff time, the use of internal legal, compliance, risk management, business controls, IT and other resources, and data and document retention, storage and production costs, among others. State Street shall have no obligation to account to the Administrator for the type or amount of internal costs actually incurred and such costs may be less than (or exceed) the amount of the fee.

1